Exhibit 99.1

Legacy Ventures Appoints New Director

Las Vegas, Nevada / TheNewswire / January 8, 2016 – Legacy Ventures International Inc. (“Legacy Ventures” or the “Company”) (OTCQB: LGYV) is pleased to announce that Lucie Letellier has joined the board of directors.  Ms Letellier is a financial professional specializing in finance and accounting with over 25 years in public accounting.  From 2005 to 2009 Lucie was the CFO of Paramount Gold and Silver Corp. (NYSE/TSX: PZG) having contributed to the development of the company from a private enterprise through private capital raising and 3 public listings overseeing $30 million in equity financing.  Paramount Gold was later acquired by Coeur Mining (NYSE: CDE) for $200 million.

Ms Letellier is currently CFO of Crestwell Resources (CSE: CER) and CTT Pharmaceuticals (OTCBB: CTTH).  Her work experience also includes credit and loan officer and controller for private enterprises.  Her skills include financial reporting for US and Canadian public companies, tax compliance, corporate governance and continuous disclosure requirements.

About Legacy Ventures International Inc.

Legacy Ventures International Inc. is a management company incorporated in Nevada. Upon its recent acquisition of RM Fresh Brands of Toronto, Canada, it is in the food and beverage distribution business of innovative, trend-setting products across North America. With a focus on sustainable, category changing consumables, RM Fresh Brands represents a portfolio of highly desirable brands, including Boxed Water.

Boxed Water provides an alternative sustainable package for water consumption as it is packaged in a 100% recyclable carton and not a plastic bottle.  In shipping alone, Boxed Water significantly lowers their carbon footprint; 1 truckload of Boxed Water cartons is equivalent to 26 truckloads of plastic bottles. Boxed Water is Better® supports world water relief, reforestation, and environmental protection projects.

www.legacyventuresinc.com

For further details contact:

Evan Clifford, CEO

Matthew Harrington, Launch IR

Legacy Ventures

Tel: 1-800-918-3362